Prospectus Supplement No. 26	Filed pursuant to Rule 424(b)(3)
to Prospectus dated June 1, 2007	File No. 333-142556
HEALTH BENEFITS DIRECT CORPORATION
     This document supplements the prospectus, dated June 1, 2007, relating to offers and resales of up to 6,050,000 shares of our common stock, including 2,000,000 shares issuable upon the exercise of warrants. This prospectus supplement is incorporated by reference into the prospectus. The prospectus was filed as part of our Registration Statement on Form SB-2, as amended (File No. 333-142556). This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.
Departure of Director
Alvin H. Clemens tendered his resignation from our Board of Directors pursuant to a letter dated November 24, 2009, which we received on November 30, 2009. Mr. Clemens was not a member of any committee of the Board at the time of his resignation, but he was one of two Co-Chairmen of the Board. Mr. Clemens states that his resignation stems from disagreements with our Board and our management relating to offers we purportedly received and the private placement we conducted in January 2009 with affiliates of Cross Atlantic Capital Partners, Inc., and our handling of shareholder litigation related to these matters. We have previously disclosed this litigation and the resulting settlement agreement.
We disagree with Mr. Clemens’ position as expressed in the resignation letter and we currently intend to respond to Mr. Clemens’ resignation letter in more detail on an amendment to Form 8-K.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus any prospectus supplement. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is December 4, 2009